Exhibit 3.1

THIRD AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CANNA-GLOBAL ACQUISITION CORP

CANNA-GLOBAL ACQUISITION CORP, a corporation (the “Corporation”) organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is Canna-Global Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware pursuant to the DGCL on April 12, 2021 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 3, 2021 (the “Amended and Restated Certificate of Incorporation”). A Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 1, 2021 (the “Second Amendment to the Amended and Restated Certificate of Incorporation”). The First Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 30, 2022. The Second Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 1, 2023.

3. This Amendment to the Second Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the DGCL.

4. The Third Amendment to Canna Global’s charter needs to amend and restate Section 9.4 in its entirety to read:

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation may issue any additional shares of capital stock of the Corporation provided that any such additional issuance would have subordinate rights to those of the stockholders of the Corporation’s initial public offering of securities to receive funds from the Trust Account such that stockholders of the Corporation’s initial public offering of securities would receive their full access to the funds in the trust account before holders of additional shares would receive residual proceeds of the trust account.

5. This Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL.

IN WITNESS WHEREOF, Canna-Global Acquisition Corp has caused this Amendment to the Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 26th day of June 2024.

CANNA-GLOBAL ACQUISITION CORP

/s/ J. Gerald Combs
J. Gerald Combs, CEO and Director